Exhibit 28(j) (24) Under Form N-1A

Exhibit 23 Under Item 601/Reg S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 172 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust, and to the incorporation by reference of our report, dated May 23, 2016, on Federated Floating Rate Strategic Income Fund (one of the portfolios within Federated Income Securities Trust) included in the Annual Shareholder Report for the fiscal year ended March 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 23, 2016